Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Path 1 Network Technologies Inc. for the registration of 1,098,459 shares of its common stock on this Amendment No. 2 to Form S-3 and to the incorporation by reference therein of our report dated March 21, 2006, with respect to the consolidated financial statements of Path 1 Network Technologies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Swenson Advisors, LLP

San Diego, California

March 24, 2006